Exhibit (c)(3)

-- Confidential -- May 31, 2022 Project Commodore Confidential Discussion Materials

1 -- Confidential -- Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Commodore (“the Company”) in connection with its evaluation of a proposed transaction involving the Company and for no other purpose . The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company . Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity . With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company , and at your direction Centerview has relied upon such forecasts, as provided by the Company ’s management, with respect to the Company . Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based . The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials . The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description . In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered . Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis . Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company . These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview . These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of or any other person . Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice . These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview .

2 -- Confidential -- ▪ What has been Commodore’s share price and operational performance since the IPO? ▪ How has the broader market performed since Commodore’s IPO? ▪ What is management’s expectation for financial performance for the next five years? ▪ What is the potential future share price as a result of management’s forecast? ▪ What is the theoretical value of Commodore? ▪ If Commodore were to engage in a broader sale process, would there be interest and who might potentially be interested? ▪ What is the potential value of Commodore in a change of control sale to a strategic buyer or financial sponsor? ▪ What have been the premiums paid in other minority squeeze - outs? ▪ What are the potential next steps for the Special Committee? Topics for Today’s Discussion A B C D E F G H I

3 -- Confidential -- • 16 - Jun - 21: Pricing of IPO at $14.00 per share (closed day 1 at $13.00) • 12 - Aug - 21: Q2’21 Earnings • 10 - Nov - 21: Q3’21 Earnings • 10 - Jan - 22: Acquisition of HealthSmart • 23 - Mar - 22: Q4’21 Earnings • 4 - May - 22: TPG submits private offer • 10 - May - 22: Q1’22 Earnings Commodore Public Market Performance Public Market Events A B C D E F Commodore Share Price Performance Since IPO G Jun-21 May - 22 Volume (mm) $14 $5.99 (57%) A B C D E F G Source: Factset and Commodore filings as of May 27, 2022. – 0.5 1.0 1.5 2.0 A Trading Statistics Since IPO Since IPO YTD Average Daily Trading Volume (mm) 0.2 0.1 % Float 1.4% 0.6% Average Daily Trading Volume ($) $2.0 $0.6

– Confidential –

A Commodore Shareholder Base (as of 3/31/2022)

Top 20 Institutional Shareholders and Cost Basis

Rank	Firm	Report Date [1]	Shares Held	Mkt. Val.	% of O/S	Est. Avg. Cost Basis	Current vs. Basis
1	TPG	3/31/22	54.7	$327.7	74.7%	NA	*NA*
2	Pura Vida Investments	3/31/22	1.7	10.3	2.4%	8.62	*(30.5%)*
3	Wellington Management	3/31/22	1.5	9.0	2.1%	7.14	*(16.2%)*
4	Prosight Management	3/31/22	0.7	4.5	1.0%	11.47	*(47.8%)*
5	First Pacific Advisors	3/31/22	0.7	4.5	1.0%	10.28	*(41.8%)*
6	BlackRock	3/31/22	0.7	4.0	0.9%	7.99	*(25.1%)*
7	Tocqueville Asset Management	3/31/22	0.7	3.9	0.9%	8.88	*(32.5%)*
8	Norges Bank Investment Management	12/31/21	0.6	3.9	0.9%	7.09	*(15.5%)*
9	Vanguard	3/31/22	0.6	3.6	0.8%	7.26	*(17.5%)*
10	Invenomic Capital Management	3/31/22	0.6	3.6	0.8%	11.47	*(47.8%)*
11	Sectoral Asset Management	3/31/22	0.5	2.8	0.6%	10.08	*(40.6%)*
12	Point72	3/31/22	0.3	1.7	0.4%	11.47	*(47.8%)*
13	Fred Alger Management	3/31/22	0.3	1.6	0.4%	8.95	*(33.1%)*
14	Rice Hall James & Associates	3/31/22	0.2	1.4	0.3%	11.47	*(47.8%)*
15	State Street	3/31/22	0.2	1.2	0.3%	11.47	*(47.8%)*
16	Geode Capital Management	3/31/22	0.2	1.2	0.3%	11.47	*(47.8%)*
17	Waratah Capital Advisors	3/31/22	0.2	1.0	0.2%	11.47	*(47.8%)*
18	Valeo Financial Advisors	3/31/22	0.1	0.8	0.2%	11.47	*(47.8%)*
19	Covington Capital Management	3/31/22	0.1	0.8	0.2%	7.30	*(17.9%)*
20	Northern Trust	3/31/22	0.1	0.7	0.2%	11.47	*(47.8%)*
Top 20 Shareholders			**64.8**	**$388**	**88.6%**	**$9.14** [2]	***(34%)***

Distribution of Shares Traded by Price Range – since IPO:



0.3%
10.0%
12.3%
12.5%
18.9%
12.1%
2.8%
5.1%
3.1%
22.8%
$4 - $5
$5 - $6
$6 - $7
$7 - $8
$8 - $9
$9 - $10
$10 - $11
$11 - $12
$12 - $13
$13 - $14

Source: Commodore filings, Factset and Capital IQ as of May 27, 2022. Market value based on price as of May 27, 2022.
Note: U.S. dollars in millions except per share amounts. Shares in millions. Cost basis reflects last in, first out ("LIFO") treatment.
(1) Per CapIQ methodology.
(2) Reflects estimated cost basis weighted by current stake. Excludes TPG.

CENTERVIEW PARTNERS 4

5 -- Confidential -- +$8 +$0 +$2 +$3 Q1 2022 Q4 2021 Q3 2021 Q2 2021 +$1 +$0 +$4 +$4 Q1 2022 Q4 2021 Q3 2021 Q2 2021 Commodore Quarterly Financial Performance Since IPO Revenue vs. Consensus EBITDA vs. Consensus Source: Factset , Commodore filings and Wall Street research as of May 27, 2022 . +39% % beat / (miss) +28% +1% +6% +4% % beat / (miss) + 3% +0% +9% Guidance Guided to $330 - $340mm in revenue / $66 - $68mm Adj. EBITDA for FY 2021 Revenue: $335mm - $340mm Adj. EBITDA: $67 - $69mm Guided to $390 - $410mm in revenue / $80 - $84mm Adj. EBITDA for FY 2022 Maintained FY 2022 guidance A

6 -- Confidential -- Market Dynamics Since Commodore IPO Category At Commodore IPO (6/15/2021) Today ∆ Interest rates (10 - year US Treasury) S&P / Nasdaq Return TTM % Source: SEC filings, FactSet as of May 27, 2022, Bureau of Labor Statistics and Wall Street research. Note: Dollars in millions. (1) As of July 12, 2021, reflecting first date management forecasts in Commodore filings available. (2) Represents U.S. CPI index, unadjusted trailing 12 months. Inflation (2) Fwd. Rev. Growth Expectations (1) Median TEV / NTM EBITDA (1) Fwd. Rev. Growth Expectation (1) TEV / NTM EBITDA (1) Top 2 Customers % Revenue Industry Outlook (Select HCIT Companies) Commodore Metrics Market Trends +16.8% 11.7x 46.4% (FY 2020) +13.5% 8.3x 46.7% (FY 2021) (3.3%) (3.4x) +0.3% +10.3% 15.4x +9.8% 11.2x (0.4%) (4.3x) 1.5% +39% / +45% 2.7% (1)% / (12)% +1.2% (40%) / (56%) +5.4% (June 2021) +8.3% (April 2022) +2.9% B

7 -- Confidential -- +163% +37% +6% +3% (7%) (13%) (14%) (37%) (39%) (41%) (44%) (45%) (46%) (52%) (57%) (71%) (72%) (73%) (74%) (75%) (76%) (79%) (81%) (85%) (86%) (87%) (90%) (90%) (92%) (96%) Healthcare Services IPO and De - SPAC Performance Since 2019 Source: FactSet, SPAC Insider, Capital IQ, Wall Street research and SEC filings as of May 27, 2022. Note: Excludes acquired companies. Change is change in share price since IPO. Average Performance IPO (n=20) SPAC (n=10) Price Performance (38%) (65%) IPO SPAC B

8 -- Confidential -- May-19 May-20 May-21 May-22 Jun-21 Commodore Share Price Performance vs. Selected HCIT Companies Source: Factset as of May 27, 2022. (1) Payor Tech includes Multiplan and Signify Health. (2) Other HCIT includes Allscripts, NextGen, CPSI, Evolent, R1 RCM, HealthStream, Premier, Phreesia , Health Catalyst, and Omnicell . +45% + 37% $5.99 (57%) $14 $5.99 (57%) (3%) ( 18%) Past 3 Years Since Commodore’s IPO S&P 500 Other HCIT (2) May - 22 Commodore Share Price Performance YTD 1 Year 3 Years Commodore (34%) NA NA Payor Tech. (48%) (15%) (48%) Other HCIT (22%) (15%) +37% S&P 500 (15%) (2%) +45% Share Price Performance since Commodore IPO Payor Tech. Other HCIT (40%) +47% +11% +6% (4%) (4%) (52%) (5%) (22%) (23%) (67%) (74%) B ( 48%) ( 46%) Payor Tech (1)

9 -- Confidential -- Payor Tech Other HCIT Peer Avg. S&P 500 Current 8.3x 9.1x 13.9x 9.4x 10.1x 28.4x 10.7x 11.6x 9.4x 17.9x 20.6x 14.1x 12.0x Since IPO 9.1x 9.4x 16.2x 7.6x 10.0x 31.6x 15.1x 10.4x 9.9x 17.5x 24.3x 15.2x 14.0x 3-Yr Avg. n.a. n.a. n.a. 8.1x 9.6x 30.4x 16.2x 10.4x 7.4x 13.1x 20.8x 14.4x 13.6x 12.2x 9.0x 7.8x 8.3x 15.8x 12.6x 12.4x 12.0x 11.4x 13.7x 14.8x 18.0x 16.7x 16.7x 16.8x 14.7x 14.8x 11.7x 11.9x 12.1x 12.2x 13.4x 14.6x 14.6x 14.7x 14.7x 14.7x 14.5x 13.5x 12.0x 16.2x 21.3x 17.5x 10.9x 10.1x 5.0x 7.0x 9.0x 11.0x 13.0x 15.0x 17.0x 19.0x 21.0x 23.0x May-19 Nov-19 May-20 Nov-20 May-21 Nov-21 May-22 Commodore EBITDA Trading Multiple vs Selected HCIT Companies EV / NTM EBITDA Multiples Source: Factset as of May 27, 2022. Note: Labels reflect average multiple in each calendar quarter. Other HCIT excludes Health Catalyst and Phreesia. (1) Multiplan historical multiple shown since de - SPAC with Churchill Capital on Oct. 9, 2021. (2) Signify Health historical multiple shown since its IPO on February 11, 2021. Other HCIT S&P500 Commodore (1) (2) Commodore B Payor Tech

10 -- Confidential -- Considerations Related to Management Forecast C ▪ Management has historically only prepared an annual budget for Board approval ▪ Public market guidance is provided on an annual basis ▪ Management’s 5 - year forecast was prepared as of May 19 th , 2022 ▪ Prior to this forecast, management previously shared longer - dated forecasts with research analysts as part of the IPO process (4/9/2021; included 2022 and 2023, as well as long - term targets) and as part of the sale process to TPG (4/1/2019) ▪ In addition Centerview received access to and reviewed items uploaded to Commodore dataroom , including (but not limited to): certain Wall Street analyst equity coverage reports, Board meeting packages, historical financials / forecast and SEC filings ▪ Centerview conducted multiple calls with executive leadership of Commodore, including: – Call with CEO (Thursday 5/26) to review business outlook and risk / opportunities to forecast, among other topics – Multiple calls with CFO and SVP, FP&A (Friday 5/20, Monday 5/23, Wednesday 5/25) to review historical business trends, management forecast, key assumptions, and risk / opportunities to forecast, among other financial - related topics – Call with SVP, FP&A (Tuesday 5/24) to discuss GAAP accounting and cash taxes reconciliation – Call with CEO and CFO (Monday 5/16) to discuss diligence process

– Confidential –

C Primary Management Forecast Assumptions

		Overview	Revenue	Costs[1]
Technology Enabled Solutions ("TES")	Advanced Plan Administration ("APA")	▪ Technology-based plan administration services for MA and PDP Plans	▪ Per member per month model ▪ 5% historical YoY growth through 2026E, consistent with historical organic growth rate	▪ Consistent 44% gross profit margin from 2023-26E
Technology Enabled Solutions ("TES")	Supplemental Benefits Administration ("SBA")	▪ Technology, products, and services to manage supplemental benefits provided to members through their MA plans	▪ Utilization-based model ▪ Slowing growth rate from 15% in 2023E to 13% through 2026E given increased competition, scale, and marketplace saturation	▪ Reduction in gross margin (34% to 32%) from 2023-26E due to increase in costs
Technology Enabled Solutions ("TES")	Value-Based Payment Assurance ("VBPA")	▪ Technology-based data analytics and value-based solutions for health plans	▪ Subscription/shared saving model ▪ Slowing growth rate from 20% in 2023E to 16% through 2026E given increased competition, scale, and marketplace saturation	▪ Increase to ~85% in gross margin from 2022-26E due to scale and cost restructure
Technology Enabled Solutions ("TES")	HealthSmart	▪ Announced acquisition in Jan. 2022 ▪ Bolster Commodore administration of SBA business through improved product portfolio and supply chain expertise	▪ Normalizing growth rate from 2021-26E (13% to 7%), consistent with acquisition model prepared during due diligence	▪ Consistent 25% gross margin through 2026E after one-time inventory step-up in 2022E
Advisory Services	Project-Based Consulting Services	▪ Services for health plans in sales and marketing strategies, provider network strategies, compliance, operations, Star Ratings, quality, clinical, pharmacy, analytics, and risk adjustment	▪ Subscription/shared saving model ▪ 20% growth in 2022E, slowing to 11% from 2024-2026E with increased scale	▪ Reduction in gross margin (~60% 2021-22E to 55% 2023-26E) assuming utilization normalizes in future periods

Source: Commodore Management Forecast.
(1) SG&A includes consistent 15% of revenue for TES, 26% of revenue for Advisory, and corporate expenses as 9% of revenue in 2021A, 6% of revenue in 2022E and 5% of revenue in 2023-26E.

Centerview Partners 11

12 -- Confidential -- $112 $142 $163 $180 $200 $223 $245 2020A 2021A 2022E 2023E 2024E 2025E 2026E $283 $338 $407 $454 $505 $561 $620 2020A 2021A 2022E 2023E 2024E 2025E 2026E Management Forecast Overview Revenue Gross Profit Adj. EBITDA Free Cas h Flow (1) Source: Commodore Management Forecast. Note: U.S. Dollars in millions except for per - share amounts. (1) Defined as Cash Flows from Operations less Capital Expenditures and Capitalized Software Development Costs. (2) Reflects FCF/Adj. EBITDA. 39% 42% 40% 40% 40% 40% Gross Margin 19% 20% 12% 11% 11% 27% 14% 11% 11% 11% 35% 18% 9% 12% 12% YoY % Growth NA NA 115% 42% 6% YoY % Growth YoY % Growth Conv. (2) (21%) 15% 30% 38% 36% $51 $69 $82 $89 $100 $112 $124 2020A 2021A 2022E 2023E 2024E 2025E 2026E 18% 21% 20% 20% 20% 20% Adj. EBITDA Margin $22 ($15) $12 $27 $38 $40 $42 2020A 2021A 2022E 2023E 2024E 2025E 2026E YoY % Growth 10% 10% 40% 20% 11% 4% 34% C

13 -- Confidential -- ▪ Cross - sell and up - sell opportunities as largest growth area ‒ Growth in MA membership enrollment supporting up - sell (9 of 10 largest MA plans are customers) ‒ Net dollar retention indicative that vast majority of growth originating here ▪ Higher than expected growth in utilization of supplement benefits among members and expansion of MA plans supplement benefits offering ▪ Potential to add new, large customer in APA segment ▪ Targeted M&A opportunities Management’s Perspectives on Opportunities & Risks to Forecast Opportunities Risks ▪ Competitive pricing pressure for Supplemental Benefits Administration (“SBA”) ‒ Growing competitive set in recent years causing disruption to business ‒ Large customer recently lost (May 2021) due to competitor offering significantly lower rates ▪ Large concentration among top two customers who have potential to insource over time ▪ Labor shortage and supply chain pressures becoming more acute ‒ Delivery and procurement costs significantly rising (i.e., inflation impacted) ‒ Supply chain impacts causing issues downstream in servicing clients ‒ Ability to source talent, particularly within Advisory segment C

14 -- Confidential -- $81 $94 $99 $82 $89 $100 2022E 2023E 2024E $401 $462 $515 $407 $454 $505 2022E 2023E 2024E Comparison of Current Management Forecast to Consensus Source: Commodore Management Forecast, Commodore filings, Factset and Wall Street research as of May 27, 2022. Note: U.S. Dollars in millions except for per share amounts. Consensus Management Revenue Adj. EBITDA EBITDA Margin % +11% +13% ’22E - ’24E CAGR ’21E - ’24E CAGR Difference ($mm / %): $5 / +1% ($8) / (2%) ($9) / (2%) +$1 / +1% ($5) / (5%) +$1 / +1% 20% 20% 20% 20% 19% 20% Growth % 19% 15% 20% 12% 11% 11% Growth % 18% 9% 16% 15% 12% 17% Difference ($mm / %): +10% +10% C

15 -- Confidential -- Overview of Prior Projections vs Current Management Forecast TPG Acquisition (as of 4/1/2019) (1) Management at IPO (as of 4/9/2021) Current vs. TPG Acquisition +6% +8% +2% $316 $376 $445 2021E 2022E 2023E Current vs. IPO +2% +4% (1%) $78 $98 $123 2021E 2022E 2023E (11%) (17%) (27%) $61 $78 $95 2021E 2022E 2023E +14% +5% (6%) Source: Commodore Management Forecasts, Factset and Wall Street research as of May 27, 2022. (1) Based on financial model provided by management at time of TPG acquisition on 4/1/2019. Revenue Adj. EBITDA $330 $390 $458 2021E 2022E 2023E C Current Mgmt. / Consensus Growth % 20% / 19% Growth % 18% 16% 18% 17% 12% / 15% 20% / 19% 12% / 15% Current Mgmt. / Consensus Growth % 18% / 17% 9% / 16% Growth % 18% 16% 28% 21% 18% / 17% 9% / 16% Current vs. TPG Acquisition Current vs. IPO

16 -- Confidential -- Market Enterprise '22E - '24E CAGR '22E EBITDA EV / EBITDA Company Cap ($bn) Value ($bn) Revenue EBITDA Margin 2022E 2023E $3.5 $8.1 +7% +5% 73% 9.3x 8.8x 3.7 3.3 +17% +22% 23% 15.3x 12.2x 7.0 7.6 +16% +20% 23% 19.6x 16.3x 5.2 5.5 +13% +24% 18% 22.5x 18.3x 4.6 4.8 +1% +3% 36% 9.5x 8.9x 2.9 3.0 +17% +45% 8% 33.0x 23.7x 2.1 1.6 +10% +13% 29% 9.8x 8.8x 1.3 1.3 +7% +13% 18% 11.6x 11.2x 1.1 0.8 +29% NA n.m. n.m. n.m. 0.9 0.7 +19% NA n.m. n.m. n.m. 0.5 0.6 +3% +5% 19% 10.5x 9.5x 0.6 0.6 +4% +4% 19% 11.1x 10.2x Average +12% +15% 26% 15.2x 12.8x Median +11% +13% 21% 11.3x 10.7x $0.5 $0.7 +13% +10% 20% 8.8x 7.6x Selected Comparable Company Analysis Source: SEC filings and Factset as of May 27, 2022 . Note: U.S. Dollars in millions, unless otherwise specified. (1) Pro forma for sale of Hospital and Large Physician Practices Business to Constellation Software announced March 3, 2022. (1) Payor Tech. Other HCIT Commodore D

17 -- Confidential -- $6.01 $6.51 $6.90 $7.08 $7.50 $7.89 $5.99 $8.09 $8.50 $8.87 $9.09 $9.50 $9.86 Current YE'22 YE'23 YE'24 $6.45 $7.88 $9.42 $7.61 $9.09 $10.77 $5.99 $8.69 $10.30 $12.12 $9.77 $11.51 $13.48 Current YE'22 YE'23 YE'24 Illustrative Future Share Price Implied Share Price (Future Value) ▪ Applies 8.0x – 11.0x NTM Adj. EBITDA multiples to Commodore’s one - year forward EBITDA to derive future enterprise value ‒ ~8.0x is reflective of current trading multiple and 1.0x - 3.0x multiple expansion ▪ Per share price shown undiscounted and on a present value basis to today at 12.7% cost of equity ▪ Commodore trading dynamics impacted by market cap size, low float, low average daily trading volume, business complexity, and lack of direct comparables Implied Share Price (Present Value) 8.0x NTM EBITDA 9.0x NTM EBITDA 10.0x NTM EBITDA Source: Based on C ommodore Management Forecast. 11.0x NTM EBITDA D

18 -- Confidential -- 5/10/2022 5/10/2022 5/10/2022 5/10/2022 5/11/2022 5/23/2022 $8.00 $8.00 $11.00 $11.00 $11.00 $12.00 Analyst Price Targets Source: Wall Street research and Factset as of May 27, 2022. Buy Neutral 8.9x 2023E EV/EBITDA 10.0x 2023E EV/EBITDA Weighted 50/50: (1) 10.0x 2023E EV/EBITDA (2) DCF with 15x EV/EBITDA terminal multiple 10.6x 2023E EV/ EBITDA 9.5x 2023E EV/EBITDA Weighted 50/50: (1) 2x 2023E EV/Sales (2) DCF Broker Report Date Price Target Methodology E

19 -- Confidential -- Terminal Multiple 8.0x 10.0x 12.0x $7.55 $9.50 $11.45 7.15 9.05 10.90 6.80 8.65 10.40 Terminal Multiple 8.0x 10.0x 12.0x 2.8% 4.2% 5.1% 3.7% 5.1% 6.0% 4.6% 6.0% 7.0% Discount Terminal Multiple Rate 8.0x 10.0x 12.0x 10.0% $834 $994 $1,154 11.0% 804 958 1,111 12.0% 776 923 1,070 Unlevered Free Cash Flow Fiscal Year Ending Dec. 31, Terminal '22E-'26E 2022E '22A Q1 '22E Q2-Q4 2023E 2024E 2025E 2026E Year CAGR Revenue $407 $97 $310 $454 $505 $561 $620 $620 19% % Growth 20% 12% 11% 11% 10% Adj. EBITDA $82 $14 $68 $89 $100 $112 $124 $124 16% % Margin 20% 15% 22% 20% 20% 20% 20% (Less): Tax-Deductible D&A (5) (14) (19) (16) (14) (12) (9) (Less): SBC (1) (9) (17) (20) (25) (25) (20) EBIT $8 $44 $54 $63 $73 $86 $95 18% (Less): Cash Taxes (2) (12) (15) (18) (20) (24) (26) NOPAT $6 $32 $39 $46 $53 $62 $68 18% Plus: Tax-Deductible D&A 5 14 19 16 14 12 9 Plus: Other Non-Cash Expense 3 0 4 10 8 4 4 (Increase) / Decrease in NWC (40) 0 (20) (10) (14) (15) (6) (Less): CapEx and CapDev (3) (3) (7) (8) (9) (9) (9) Unlevered FCF ($29) $44 $34 $54 $52 $55 $66 6% % Growth (22%) 56% (2%) 5% Terminal Multiple 8.0x 10.0x 12.0x 12.1x 14.5x 16.8x 11.7x 13.9x 16.2x 11.3x 13.4x 15.6x Preliminary Discounted Cash Flow Analysis – Based on Management Forecast Source: Commodore Management Forecast, Commodore filings and FactSet as of May 27, 2022. Note: Based on Commodore Management Forecast. Dollars in millions, except per share amounts or unless stated otherwise. Assumes valuation date of May 27, 2022. Analysis includes cash flows from Q2 2022 through Terminal Year. (1) ’22E Q2 - Q4 Adjusted EBITDA net of $1.0mm in other individual adjustments related to management fees and fees associated with obt aining incremental term loans as reported in Q1 2022. (2) Cash tax rate assumed to be 27.9%, per management assumptions. (3) Includes non - cash lease expense and other operating cash adjustments. (4) ’22E Q2 - Q4 other non - cash expense reflected net of $0.3mm in write - off of capitalized software development costs, $0.1mm in prov ision for inventory reserve, $0.0mm in loss on disposal of assets and $1.9mm in non - cash lease expense as reported in Q1 2022. (5) Reflects LTM multiple. (6) Rounded to nearest $0.05. Implied TEV ($mm) Implied TEV / LTM EBITDA Implied Share Price (6) (2) Implied PGR (3) (4) (1) (5) E

20 -- Confidential -- +$0.05 +$0.50 +$0.30 +$0.45 +$0.05 +$0.55 +$0.65 ($0.05) ($0.50) ($0.40) ($0.30) ($0.45) ($0.05) ($0.50) ($0.65) Illustrative Upside / Downside Levers to Management Forecast Source: Based on Commodore Management, Commodore filings, FactSet as of May 27, 2022 and Wall Street research. Case Methodology Equity Value per Diluted Share General APA Revenue Growth Total Revenue Growth Loss of Cigna in 2024 Loss of United in 2023 EBITDA Margin +1% / (1%) Change in revenue growth from ’22E - ’26E for APA segment Assumes CI terminates contract at YE’24 (44% of ’21A APA revenue) +1% / (1%) Change in EBITDA margin in ’22E - ’26E +1% / (1%) Change in total revenue growth from ’22E - ’26E Assumes UNH terminates contract at YE’23 (32% of ’21A APA revenue) APA Levers Advisory Revenue Growth +1% / (1%) Change in revenue growth from ’22E - ’26E for Advisory segment TES Revenue Growth +1% / (1%) Change in revenue growth from ’22E - ’26E for TES segment SBA General SBA Revenue Growth +1% / (1%) Change in revenue growth from ’22E - ’26E for SBA segment New Large Customer Win Assumes new large member customer win totaling year 1 revenue of $25mm General PnL E

– Confidential –

E Preliminary Commodore WACC Calculation

Selected Peers[1]					
	2Yr Weekly Beta		Market	Debt	Debt /
Peer	Levered [2]	Unlev.[3]	Cap ($mm)	($mm)	Equity
Signify Health	0.76	0.71	$3,657	$379	10.4%
R1 RCM	0.86	0.79	6,951	771	11.1%
Omnicell	0.95	0.87	5,240	575	11.0%
Premier	0.51	0.47	4,625	578	12.5%
Evolent	0.96	0.89	2,911	290	9.9%
Allscripts	1.23	1.08	2,114	377	17.8%
NextGen	1.18	1.18	1,337	–	0.0%
Phreesia	1.47	1.45	1,053	13	1.3%
Health Catalyst	1.14	0.94	862	237	27.5%
HealthStream	0.86	0.86	635	–	0.0%
CPSI	0.50	0.41	496	142	28.7%
Average	**0.95**	**0.88**			**11.8%**
Median	**0.95**	**0.87**			**11.0%**
Memo : Commodore	1.87	1.31	$462	$272	59.0%

Illustrative Calculation	
Risk Free Rate[4]	3.2%
Peer Median Unlevered Beta	0.87
Debt / Equity	20.0%
Levered Beta	1.00
Historical Risk Premium[5]	7.5%
Size Premium[6]	2.1%
Cost of Equity	**12.7%**
Pre-Tax Cost of Debt[7]	5.7%
Marginal Tax Rate[8]	27.9%
After-Tax Cost of Debt	**4.1%**
Implied WACC[9]	**11.3%**

Illustrative WACC Sensitivity Analysis					
			Unlevered Beta		
Debt / Equity	Debt / Total D + E	Est. Cost of Debt[7]	0.78	0.87	0.98
10%	9%	5.7%	10.8%	11.5%	12.3%
20%	17%	5.7%	10.6%	11.3%	12.0%
30%	23%	5.7%	10.4%	11.1%	11.8%

Cost of Equity Sensitivity		
Unlevered Beta		
0.78	0.87	0.98
11.5%	12.2%	13.1%
11.9%	12.7%	13.6%
12.3%	13.2%	14.2%

Source: Bloomberg, Duff & Phelps, SEC filings, Commodore Management, S&P Global and FactSet as of May 27, 2022.
(1) Excludes Multiplan due to de-SPAC.
(2) For each selected company, represents adjusted 2-year weekly beta relative to local benchmark index.
(3) Unlevered Beta equals (Levered Beta/(1+(1 – Tax Rate) * Debt/Equity)). Peer tax rate calculated as 21% U.S. federal tax rate over last 2 years.
(4) 20-year U.S. Treasury rate.
(5) Represents long-horizon historical expected equity risk premium per 2022 Duff & Phelps.
(6) Represents average size premium associated with companies ranging from $290mm to $628mm market cap per 2022 Duff & Phelps.
(7) Based on YTW of ICE BofA US High Yield (BB) index.
(8) Based on cash tax rate per management assumptions.
(9) WACC equals ((Debt/Capitalization * (Cost of Debt * (1 – Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)).

CENTERVIEW PARTNERS 21

– Confidential –

F Considerations for Potential Strategic Buyer Interest

In the event TPG changed its position and were willing to sell its stake

Rationale

- Varying degree of synergies with multiple strategics
- Payors continually looking to in-source capabilities
- Greater cross-sell opportunity as part of a bigger platform
- Supplemental benefit offering becoming increasing priority for health plans

Considerations

- Multiple business lines could make for difficult integration
- Potential dis-synergies resulting from customer concentration and / or channel conflict for payors
- Challenging regulatory environment
- Lack of any material historic approaches to Commodore according to management

Illustrative Universe of Potential Strategic Acquirers & Respective Market Capitalization

Payors

Company	Market Capitalization
Anthem	$124bn
Centene Corporation	$48bn
Cigna	$85bn
CVS Health	$130bn
Humana	$53bn
UnitedHealth Group	$471bn

Tech / Other

Company	Market Capitalization
Amazon	$1tn
Change Healthcare	$7bn
Cognizant	$38bn
Medline	~$32bn[(1)]
Signify Health	$3bn
Wipro	$32bn

Source: Factset and Wall Street research as of May 27, 2022.
(1) Approximate valuation based on private equity acquisition announced 6/5/2021.

Centerview Partners
22

23 -- Confidential -- Selected Precedent Change of Control Transactions Enterprise Value / LTM Adjusted EBITDA Source: SEC filings, Wall Street research and Factset . (1) Reflects 2021 EBITDA and “mid - 40s” margin per transaction press release. (2) Represents 2018 and 2019 revenue and EBITDA as LTM and NTM, respectively. (3) Represents 2015 EBITDA. Annc. Transaction LTM EV / NTM Revenue NTM EBITDA Date Target Acquiror Value EBITDA Growth Margin Apr-22 Tivity Stone Point Capital $1.9 12.6x 15% 29% Mar-22 Allscripts EHR Constellation 0.7 4.8x (4%) 14% Dec-21 Cerner Oracle 28.8 15.1x 5% 34% Oct-21 TransUnion Healthcare nThrive 1.7 20.3x na 45% Aug-21 Inovalon Nordic Capital / Insight Partners 7.3 29.3x 16% 36% Jan-21 Change Healthcare Optum 13.3 14.4x 8% 30% Dec-20 HMS Gainwell 3.4 21.1x 13% 27% Nov-18 athenahealth Veritas 5.7 15.2x 6% 32% Jun-18 Cotiviti Veritas 4.9 18.0x 6% 39% Mar-18 ABILITY Network Inovalon 1.2 16.6x 11% na Aug-17 The Advisory Board Co. Optum / Vista 2.6 14.1x 3% 25% Jul-17 WebMD Internet Brands 2.8 12.3x 3% 33% Aug-16 Press Ganey EQT 2.3 17.5x 12% 39% Apr-16 Verscend Veritas 0.8 10.0x na na Nov-15 MedAssets Pamplona 2.7 11.5x 1% 32% Jul-15 Altegra Emdeon (BX) 0.9 15.5x na na Aug-14 Siemens Health Services Cerner 1.3 10.5x na na (1) (3) (2) (2) (2) G

– Confidential –

G Illustrative LBO Change of Control Summary

Key Assumptions

- Illustrative $9/share purchase price, reflecting 50% premium to current price and $953mm TEV
  - 10.7x Management 2023E EBITDA of $89mm
- 3.5x 1st Lien Term Loan at S+475 and 2.0x Notes at S+850
  - Leverage based on '22E Credit Adj. EBITDA (LTM at transaction close)
- Sponsor exit at end of year 4 (based on 2026E EBITDA)
- Financial forecast assumptions based on management guidance
- Adj. EBITDA assumes stock-based compensation is replaced with cash-based compensation and excludes $6.9mm of public company costs per year based on management guidance
- 5% management promote
- Assumes 12/31/2022 transaction close

Sources and Uses

Sources

	Rate	xEBITDA	$mm	%
1L TL	S+4.8%	3.5x	$291	29%
2L TL	S+8.5%	2.0x	166	16%
Cash on BS		0.0x	–	0%
Sponsor Equity		6.6x	552	55%
Total Sources			**$1,009**	**100%**

Uses

	xEBITDA	$mm	%
Equity Purchase	8.4x	$701	69%
Debt	3.3x	272	27%
Min. Cash	0.2x	20	2%
Transaction Fees	0.1x	5	0%
Financing Fees	0.1x	11	1%
Total Uses		**$1,009**	**100%**

Implied TEV

Target IRR	Exit Multiple 8.0x	10.0x	12.0x
15%	$823	$958	$1,093
20%	764	877	991
25%	715	812	908

Implied $ / Share(1)

Target IRR	Exit Multiple 8.0x	10.0x	12.0x
15%	$6.85	$8.55	$10.20
20%	6.45	8.05	9.55
25%	6.10	7.55	8.95

Source: Commodore Management Forecast, Commodore filings, FactSet as of May 27, 2022 and Wall Street research.
Note: Dollars in millions, except per share values.
(1) Rounded to nearest $0.05.

CENTERVIEW PARTNERS 24

– Confidential –

H Premiums Paid in Precedent Minority "Squeeze-Outs"

Majority Owner Acquiring Remaining Stake

Annc. Date	Target	Acquirer	% Held	Transaction Size ($mm)(1)	% Cash	Premium to Unaffected	Premium to 52-wk High
Nov-21	Independence Holding Company	Geneve Holdings	62.3%	$316	100%	35.7%	18.7%
Oct-20	Eidos Therapeutics	BridgeBio Pharma	63.7%	1,138	11%	41.0%	11.6%
Aug-20	Akcea Therapeutics	Ionis Pharmaceuticals	75.8%	536	100%	59.5%	(19.2%)
Aug-20	Hudson	Dufry	57.4%	302	100%	50.1%	(51.0%)
Nov-19	AVX Corporation	Kyocera Corporation	72.0%	1,046	100%	44.6%	16.3%
Apr-19	Speedway Motorsports	Sonic Financial	72.1%	231	100%	42.0%	8.7%
Oct-18	Valero Energy Partners	Valero Energy	67.5%	950	100%	6.0%	(12.0%)
Jun-18	Foundation Medicine	Roche	57.7%	2,395	100%	28.7%	27.9%
Mar-18	AmTrust	Investor Group	55.0%	1,385	100%	33.0%	(51.6%)
Jan-17	Calamos Asset Management	John Calamos	97.4%(2)	202	100%	12.1%	(18.1%)
Sep-16	Federal-Mogul Holdings	Icahn Enterprises	82.0%	305	100%	100.8%	(28.1%)
Mar-16	Crown Media	Hallmark Cards	90.3%	176	100%	2.4%	(16.9%)
Sep-13	Cornerstone Therapeutics	Chiesi Farmaceutici	58.0%	116	100%	78.0%	23.4%
Dec-12	Clearwire	Sprint Nextel	50.4%	3,830	100%	238.0%	NA
Nov-12	Danfoss Power Solutions	Danfoss A/S	75.6%	690	100%	49.0%	5.3%
	25th Percentile					***30.9%***	***(18.9%)***
	Median					***42.0%***	***(3.4%)***
	75th Percentile					***54.8%***	***15.1%***

Source: SEC filings and Capital IQ.
Note: Includes transactions with target TEV less than $20bn. Excludes transactions in Government / Agencies and transactions with non-U.S. targets.
(1) Transaction size defined as total consideration to shareholders plus total other consideration, consideration paid to options, warrants, or rights holders, total deferred, earnout, or contingent payments, net assumed liabilities, and adjustment size.
(2) Reflects percent of voting power held.

CENTERVIEW PARTNERS
25

26 -- Confidential -- • Indicative Offer Price of $9.00 per share on a fully diluted basis ‒ Represents 66% premium to closing trading price of $5.43 and 48% premium to 20 - day VWAP of $6.08 as of May 3, 2022 • Publicly traded stock is illiquid ‒ TPG offers full liquidity to shareholders given they are unable to currently sell shares without incurring a meaningful discount • Company is wholly controlled by TPG ‒ Current shareholders are not giving up autonomy or voting power given that TPG controls ~75% of the company • Inability to raise equity capital on favorable terms ‒ In the event of a necessary capital raise, Commodore may not have any interested investors; furthermore, any investment would yield a highly dilutive valuation • Transaction funding likely to be debt raised from the Commodore’s existing third - party lenders ‒ Necessary debt funding will be fully committed with no financing condition • Expedited timing critical for successful deal – targeting announcement as soon as possible ‒ TPG to be granted full access to due diligence and management to conduct confirmatory diligence and negotiate definitive agreements expeditiously • Solely interested in full acquisition and no interest in selling TPG stake to a 3rd party • No majority of the minority vote included • Customary approvals and closing conditions Overview of TPG’s Offer Headline Price TPG’s Stated Rationale Transaction Structure Process Considerations Source: TPG’s Indication of Interest to the attention of Commodore’s Board of Directors, dated May 4, 2022. I

27 -- Confidential -- Current Illustrative Commodore Share Price Share Price $5.99 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 $13.00 $14.00 Implied Premium to Current 0% 17% 34% 50% 67% 84% 100% 117% 134% % Premium / (Discount) to: 30-Day VWAP $5.65 +6% +6% +24% +41% +59% +77% +95% +112% +130% +148% 90-Day VWAP 6.04 (1%) (1%) +16% +33% +49% +66% +82% +99% +115% +132% 52-wk High (06/16/2021) 14.00 (57%) (57%) (50%) (43%) (36%) (29%) (21%) (14%) (7%) 0% Implied Equity Value 462 463 540 619 701 784 867 950 1,032 1,115 Plus: Net Debt (1) 251 251 251 251 251 251 251 251 251 251 Implied Enterprise Value ($mm) $713 $714 $791 $870 $953 $1,035 $1,118 $1,201 $1,284 $1,366 Metric ($mm) 2022E $81 8.8x 8.8x 9.7x 10.7x 11.7x 12.8x 13.8x 14.8x 15.8x 16.8x 2023E 94 7.6x 7.6x 8.4x 9.3x 10.1x 11.0x 11.9x 12.8x 13.7x 14.5x 2022E $82 8.7x 8.7x 9.7x 10.6x 11.6x 12.6x 13.7x 14.7x 15.7x 16.7x 2023E 89 8.0x 8.0x 8.9x 9.8x 10.7x 11.6x 12.5x 13.5x 14.4x 15.3x Consensus Implied EV / Adj. EBITDA Mgmt. Implied EV / Adj. EBITDA Illustrative Analysis at Various Share Prices Source: Factset , Commodore filings and Wall Street research as of May 27, 2022 . (1) Net debt includes debt of $272mm and cash of $21mm as of April 30, 2022. TPG Offer IPO Price I

28 -- Confidential -- ▪ Is there additional work to be done before deciding whether to engage with TPG? ▪ Are there other alternatives that Commodore should consider? E.g., primary/secondary offering, reverse stock split, PIPE transaction, leveraged recapitalization, business combination ▪ If TPG’s offer is worth exploring, consider negotiating strategy ▪ Discuss potential non - economic terms to consider in a negotiation Potential Next Steps for the Special Committee I

-- Confidential -- Appendix

30 -- Confidential -- Detailed Management Projections Source: Commodore Management Forecast. Note: U.S. Dollars in millions. (1) Other adjustments include changes in fair value of contingent consideration (2021: $0.1mm, 2022: $0), costs of COVID - 19 (20 21: $3.8mm, 2022: $0.3mm), acquisition bonus expense (2021: $0.7mm, 2022: $0.3mm), debt issuance costs (2021: $1.6mm, 2022: $1.0mm), loss on ex tin guishment of debt (2021: $5.0mm, 2022: $0), director and officer prior act liability insurance policy (2021: $7.9mm, 2022: $0), and other (2021 : $ 2.7mm, 2022: $0.1mm) Fiscal Year Ending Dec. 31, '22-'26 2021A 2022E 2023E 2024E 2025E 2026E CAGR APA $62 $66 $69 $72 $76 $80 5% SBA 205 208 239 273 312 352 14% VBPA 18 21 25 30 36 41 18% HealthSmart – 53 55 58 61 64 5% TES $285 $347 $388 $434 $484 $537 12% Advisory 53 60 66 72 77 83 8% Total Revenue $338 $407 $454 $505 $561 $620 11% % Growth 19% 20% 12% 11% 11% 10% APA $28 $28 $30 $31 $33 $35 5% SBA 69 69 79 89 101 114 13% VBPA 14 18 22 26 30 35 18% HealthSmart – 11 14 14 15 16 9% TES $112 $127 $144 $161 $180 $200 12% Advisory 30 36 36 39 42 45 6% Corporate (0) (0) – – – – Total Gross Profit $142 $163 $180 $200 $223 $245 11% % Growth 27% 14% 11% 11% 11% 10% % Margin 42% 40% 40% 40% 40% 40% TES ($49) ($59) ($59) ($65) ($73) ($80) Advisory (15) (15) (17) (19) (20) (21) Corporate (30) (24) (32) (37) (43) (46) Total SG&A ($94) ($98) ($108) ($121) ($135) ($147) 11% % Revenue 28% 24% 24% 24% 24% 24% Transaction Related Costs ($0) – – – – – Inventory step-up – 6 – – – – Non-cash stock compensation expense 4 10 17 20 25 25 Other Adjustments 17 2 – – – – External Adj. EBITDA $69 $82 $89 $100 $112 $124 11% % Growth 35% 18% 9% 12% 12% 11% % Margin 21% 20% 20% 20% 20% 20% (1)

– Confidential –

Commodore Capitalization Summary

Enterprise Value Build

Share Price as of 5/27/2022	**$5.99**
vs. 52-week High ($14.00 on 06/16/2021)	*(57.2%)*
vs. 52-week Low ($4.90 on 05/20/2022)	*+22.2%*
Diluted Shares Outstanding (mm)	77.1
Equity Value	**$462**
Plus: Term Loan	272
Plus: Capital Lease	1
(Less): Cash	(21)
Enterprise Value	**$713**

Equity Capitalization Detail

Basic Shares Outstanding (mm)				**73.2**
	mm	**$**	**Proceeds**	**TSM**
Options	5.6	$7.68	$43	–
RSUs/PSUs	3.9	–	–	3.9
LTI	0.0	–	–	0.0
Total				**3.9**
Diluted Shares Outstanding (mm)				**77.1**

Trading Multiples (Consensus)

Revenue and Adjusted EBITDA			
	2022E	**NTM**	**2023E**
Revenue (Consensus)	$401	$426	$462
Adjusted EBITDA (Consensus)	81	86	94
EV / Revenue	**1.8x**	**1.7x**	**1.5x**
EV / Adjusted EBITDA	**8.8x**	**8.3x**	**7.6x**

Equity Ownership Detail

Key Holders Summary			
	Shares	**$**	**%**
TPG	54.7	$328	70.9%
Pura Vida Investments	1.7	10	2.2%
Wellington Management	1.5	9	2.0%
Public Shareholders/Other[(1)]	19.2	115	24.9%
Total Diluted Equity Value	**77.1**	**$462**	**100.0%**

Source: Commodore filings, Commodore Management and Factset as of May 27, 2022.

Note: U.S. Dollars in millions, except per share amounts. Reflects debt of $272mm, cash of $21mm, 73.2mm basic shares outstanding, 5.6mm options outstanding and 3.9mm PSUs/RSUs outstanding as of April 30, 2022 per Management.

(1) Includes Options, RSUs and Basic Common Shares not owned by TPG, Pura Vida or Wellington.

CENTERVIEW PARTNERS

31

32 -- Confidential -- Preliminary LBO Change of Control Detail Source: Commodore Management Forecast, Commodore filings, FactSet as of May 27, 2022 and Wall Street research. Note: Dollars in millions. Fiscal Year Ending Dec. 31, 2022E 2023E 2024E 2025E 2026E Revenue $407 $454 $505 $561 $620 Adj. EBITDA $82 $89 $100 $112 $124 Plus: PublicCo Costs 7 7 7 7 (Less): Cash-Based Compensation (10) (17) (20) (25) (Less): Tax-Deductible D&A (19) (16) (14) (12) Adj. EBIT $67 $74 $84 $94 (Less): Tax-Deductible Interest Expense (20) (22) (25) (27) Pre-Tax Income $47 $52 $59 $67 (Less): Taxes (13) (14) (16) (19) (Less): Non Tax-Deductible Interest Expense (12) (8) (4) – Net Income $22 $29 $39 $48 Plus: D&A 19 16 14 12 Plus: Amortization of Financing Fees 2 2 2 2 (Increase) / Decrease in NWC (20) (10) (14) (15) (Less): Capex (7) (8) (9) (9) Cash Flow Available for Debt Service $16 $29 $33 $39 Beginning of Period Gross Debt $457 $441 $412 $379 (Less): Cash Used for Debt Paydown (16) (29) (33) (39) End of Period Gross Debt $457 $441 $412 $379 $340 Memo: Gross Debt $457 $441 $412 $379 $340 (Less): Min. Cash (20) (20) (20) (20) (20) Net Debt $437 $421 $392 $359 $320 Gross Leverage 5.0x 4.1x 3.4x 2.7x Net Leverage 4.7x 3.9x 3.2x 2.6x

33 -- Confidential -- Preliminary Discounted Cash Flow Analysis: NOLs Source: Commodore Management Forecast, Commodore filings and Factset as of May 27, 2022. Note: Dollars in millions, except per share values. Fiscal Year Ending Dec. 31, 2022E 2023E 2024E 2025E 2026E Memo: Pre-Tax Income $22 $53 $69 $82 $97 NOLs Used $17 $25 – – – Tax Rate 27.9% 27.9% 27.9% 27.9% 27.9% Future Value of Tax Shield from NOLs $5 $7 – – – Implied Value WACC Total TEV per Share 10.0% $4.7 $6.3 – – – $11.0 $0.14 11.0% 4.7 6.2 – – – 10.9 $0.14 12.0% 4.7 6.2 – – – 10.8 $0.14 Present Value of Tax Shield from NOLs